Exhibit 8.2

500 LEE STREET EAST ● SUITE 1600 ● P.O. BOX 553 ● CHARLESTON, WEST VIRGINIA 25322 ● TELEPHONE: 304-340-1000 ● TELECOPIER: 304-340-1130

www.jacksonkelly.com

WRITER’S DIRECT DIAL NO. (304) 340-1111

WRITER’S DIRECT FAX NO. (304) 340-1080

Email: rtweel@jacksonkelly.com

August 28, 2018

Peoples Bankshares, Inc.

P.O. Box 817

Mullens, West Virginia 25882

Tax Opinion Regarding the Merger of Peoples Bankshares, Inc. with and into PB Merger Sub LLC

Ladies and Gentlemen:

We have acted as counsel for Peoples Bankshares, Inc., a West Virginia corporation (“Peoples”), in connection with the transactions contemplated by the Agreement and Plan of Merger, dated as of July 24, 2018 (the “Merger Agreement”), by and between Summit Financial Group, Inc., a West Virginia corporation (“Summit”), and Peoples Bankshares, Inc., a West Virginia corporation (“Peoples”), in which (i) Peoples will merge (the “Merger”) with and into PB Merger Sub LLC, a West Virginia limited liability company (“Merger Sub”) and wholly owned subsidiary of Summit’s wholly-owned subsidiary, Summit Community Bank, Inc., a West Virginia banking corporation (“SCB”); (ii) immediately following the Merger, Merger Sub will be liquidated; and (iii) immediately following the liquidation of Merger Sub, First Peoples Bank, Inc., a West Virginia banking corporation (“FPB”) will merge with and into SCB with SCB surviving (the “Bank Merger”), all as described in a registration statement filed by Summit with the Securities and Exchange Commission (“SEC”) on Form S-4 under the Securities Act of 1933 (the “Registration Statement”). In the Merger and pursuant to the Merger Agreement, the shareholders of Peoples will receive, at their election, (a) 1.7193 shares of Summit Common Stock in exchange for each share of Peoples Common Stock held immediately prior to the Merger (the “Stock Consideration”), (b) cash in the amount of $47.00 per share of Peoples Common Stock(the “Cash Consideration”), or (c) a combination of Cash Consideration and Stock Consideration in accordance with the election procedures set forth in the Merger Agreement; provided that, the aggregate number of shares of Peoples Common Stock that will be converted for Cash Consideration will be equal to 271,020 shares, and the aggregate Cash Consideration will be equal to $12,737,940 or approximately 50% of the Merger Consideration and the aggregate number of shares of Peoples Common Stock that will be converted for Stock Consideration will be equal to 271,021 or approximately 50% of the Merger Consideration.

Bridgeport, WV ● Charleston, WV ● Martinsburg, WV ● Morgantown, WV ● Wheeling, WV

Denver, CO ● Crawfordsville, IN ● Evansville, IN ● Lexington, KY ● Akron, OH ● Pittsburgh, PA ● Washington, DC

Peoples Bankshares, Inc.

August 28, 2018

Peoples may distribute, in a lump sum, to the Peoples shareholder immediately prior to the Closing Date, a cash distribution per share in an amount by which the adjusted shareholders’ equity exceeds $21,000,000 as of the last day of the calendar quarter immediately preceding the Closing Date, if any, divided by the number of shares of Peoples Common Stock (the “Special Distribution”), provided that such Special Distribution does not cause the Merger to be considered something other than a tax-free reorganization in accordance with the Internal Revenue Code of 1986, as amended (the “Code”), and any regulations promulgated thereunder. Accordingly, the Merger Agreement provides that the aggregate amount of the Special Distribution shall not exceed (i) when combined with the Cash Consideration and any amounts paid to dissenting shareholders, sixty percent (60%) of the value of the Merger Consideration, and (ii) when combined with amounts paid to dissenting shareholders, Peoples assets used to pay its reorganization expenses, and all redemptions and distributions (except for normal regular dividends) an amount that would result in either (A) less than 90% of the fair market value of net assets of Peoples, or (B) less than 70% of the fair market value of gross assets held by Peoples, immediately prior to the Special Distribution, being transferred to Merger Sub in the Merger. Accordingly, if the Special Distribution does occur, the total Stock Consideration to be received by Peoples shareholders pursuant to the Merger will not be less than forty percent (40%) of the aggregate Merger Consideration (including for these purposes the Special Distribution).

Capitalized terms used but not defined herein have the meanings given to them in the Merger Agreement and the Registration Statement. References to any agreement or document include all schedules and exhibits thereto.

In rendering our opinion, we have examined and relied on, with your consent, (i) the Registration Statement, (ii) the Merger Agreement, (iii) the representations made by Summit and Peoples in their respective letters, dated August 28, 2018, delivered to us for purposes of this opinion (the “Representation Letters”), including the representation that in no event will the aggregate Merger Consideration (including for these purposes the Special Distribution) received by Peoples shareholders pursuant to the Merger consist of less than 40% Stock Consideration, and (iv) such other documents and corporate records as we have deemed necessary or appropriate for purposes of our opinion. In such examination, we have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as duplicate or certified or conformed copies and the authenticity of the originals of such latter documents. We have not, however, undertaken any independent investigation of any factual matter set forth in any of the foregoing.

Peoples Bankshares, Inc.

August 28, 2018

In rendering this opinion, we have assumed, with your consent, that (i) the Merger and the Bank Merger will be consummated in accordance with the provisions of the Merger Agreement (without waiver or modification of any provisions thereof), (ii) the statements concerning the Merger and the Bank Merger set forth in the Merger Agreement and the Registration Statement are, and will remain, true, complete and correct at all times up to and including the Effective Time of the Merger and the Bank Merger, (iii) the representations made by Summit, SCB, Merger Sub, Peoples, and FPB in the Representation Letters are, and will remain, true, complete and correct at all times up to and including the Effective Time of the Merger and the Bank Merger and (iv) any representations made in the Representation Letters or the Merger Agreement qualified by belief, knowledge, materiality or any similar qualification are true, correct and complete without such qualification. We have also assumed that the parties have complied with and, if applicable, will continue to comply with, the covenants contained in the Merger Agreement. If any of these assumptions are untrue for any reason, our opinion as expressed below may be adversely affected and may not be relied upon.

Our opinion is based on current provisions of the Code, Treasury Regulations promulgated thereunder, published pronouncements of the Internal Revenue Service and case law, any of which may be changed at any time with retroactive effect. Any change in applicable laws or the facts and circumstances surrounding the Merger or the Bank Merger, or any inaccuracy in the statements, facts, assumptions or representations upon which we have relied, may affect the continuing validity of our opinion as set forth herein. We assume no responsibility to inform you of any such change or inaccuracy that may occur or come to our attention. Finally, our opinion is limited to the tax matters specifically covered hereby. No opinion should be inferred as to (i) any other tax consequences of the Merger and the Bank Merger or (ii) the tax consequences of the Merger and the Bank Merger under any state, local or foreign law, or with respect to other areas of U.S. Federal taxation. We are members of the Bar of the State of West Virginia, and we do not express any opinion herein concerning any law other than the Federal law of the United States.

Based upon and subject to the foregoing it is our opinion that for U.S. Federal income tax purposes:

1. The Merger will constitute and qualify as a reorganization within the meaning of Section 368(a) of the Code;

2. The discussion contained in the Registration Statement under the heading “MATERIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER”, to the extent that such discussion relates to matters of United States federal income tax law, is our opinion as to the material United States federal income tax consequences of the Merger.

Peoples Bankshares, Inc.

August 28, 2018

We hereby consent to the filing of this opinion with the SEC as Exhibit 8.2 to the Registration Statement. We also consent to the references to our firm under the captions “Material U.S. Federal Income Tax Consequences of the Merger” and “Legal Matters” in the Registration Statement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the SEC. This opinion is for your benefit and may only be relied upon by you and by persons entitled to rely upon it pursuant to the applicable provisions of the Securities Act.

Very truly yours,

/s/ JACKSON KELLY PLLC